EXHIBIT 23.2
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the registration statement (Form S-3) and related Prospectus of Iomai Corporation for the registration of 10,872,851 shares of its common stock and to the incorporation by reference therein of our report dated March 19, 2007, with respect to the financial statements of Iomai Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Mclean, Virginia
March 30, 2007